EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2011 RESULTS

NASHVILLE, Tenn. (February 21, 2012)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for healthcare organizations, announced today results for the fourth quarter and full year ended December 31, 2011.

Highlights:

Fourth Quarter

•	Revenues of $21.9 million, up 24% from revenues of $17.6 million in the fourth quarter of 2010

•	Operating income of $3.0 million, up 85% from operating income of $1.6 million in the fourth quarter of 2010

•	Net income of $1.8 million, up 49% from net income of $1.2 million in the fourth quarter of 2010

•	Earnings per share (EPS) of $0.07 per share (diluted) in the fourth quarter of 2011, up 40% from EPS of $0.05 per share (diluted) in the fourth quarter of 2010

•	Adjusted EBITDA[1] of $4.7 million in the fourth quarter of 2011, up 63% from $2.9 million in the fourth quarter of 2010

•	Approximately $55 million raised in follow-on public offering of approximately 3.6 million shares of HealthStream common stock

Full Year

•	Revenues for the year of $82.1 million, up 25% from revenues of $65.8 million over 2010

•	Operating income of $11.3 million, up 61% from operating income of $7.1 million in 2010

•	Net income of $6.9 million, up 67% from net income of $4.2 million for 2010

•	EPS of $0.29 per share (diluted) for 2011, up 61% from EPS of $0.18 per share (diluted) for 2010

•	Adjusted EBITDA[1] of $17.5 million for 2011, up 39% from $12.6 million for 2010

•	2,572,000 healthcare professional subscribers fully implemented on our Internet-based learning network at December 31, 2011, up 14% from 2,250,000 at December 31, 2010

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Financial Results:
Fourth Quarter 2011 Compared to Fourth Quarter 2010
Revenues for the fourth quarter of 2011 increased $4.3 million, or 24 percent, to $21.9 million, compared to $17.6 million for the fourth quarter of 2010. Revenues for HealthStream Learning and HealthStream Research grew by 31 percent and nine percent, respectively, over the prior year fourth quarter.

Revenues from HealthStream Learning increased by $3.7 million, or 31 percent, when compared to the fourth quarter of 2010. Revenues from our Internet-based subscription products increased by approximately $3.0 million, or 26 percent, over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues from project-based services increased $380,000 over the prior year quarter. SimVentures—our collaborative arrangement with Laerdal Medical A/S recognizing its first revenues from new products in the second quarter of 2011—delivered $355,000 in revenues in the fourth quarter of 2011.

Revenues from HealthStream Research increased by $517,000, or nine percent, when compared to the fourth quarter of 2010. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $614,000, or 15 percent, when compared to the fourth quarter of 2010. Revenues from other surveys, which are conducted on annual or bi-annual cycles, decreased by approximately $97,000, or seven percent, when compared to the fourth quarter of 2010.

Cost of revenues (excluding depreciation and amortization) approximated 39 percent of revenues for the fourth quarter of 2011 compared to 37 percent of revenues for the fourth quarter of 2010. In the aggregate, all other operating expenses increased by $1.0 million, or 10 percent, over the prior year fourth quarter.

Operating income for the fourth quarter of 2011 increased by 85 percent to $3.0 million, compared to $1.6 million for the fourth quarter of 2010, primarily resulting from the strong revenue growth mentioned above.

Net income for the fourth quarter of 2011 was $1.8 million, or 49 percent, above net income of $1.2 million in the fourth quarter of 2010. Earnings per share were $0.07 per share (diluted) in the fourth quarter of 2011, an increase of 40 percent over $0.05 per share (diluted) for the fourth quarter of 2010.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $4.7 million for the fourth quarter of 2011, an increase of 63 percent when compared to $2.9 million for the fourth quarter of 2010.

Year-to-Date 2011 Compared to Year-to-Date 2010
For 2011, revenues were $82.1 million, an increase of 25 percent over revenues of $65.8 million in 2010. Operating income for 2011 improved by 61 percent to $11.3 million, compared to $7.1 million for 2010. Net income for 2011 increased by 67 percent to $6.9 million, compared to $4.2 million for 2010. Earnings per share for 2011 increased by 61 percent to $0.29 per share (diluted), compared to $0.18 per share (diluted) for 2010.

Other Financial Indicators
At December 31, 2011, the Company had cash and marketable securities of $89.5 million, compared to $30.3 million at September 30, 2011 and $23.6 million at December 31, 2010. The increase in cash and marketable securities balances resulted primarily from the issuance of approximately 3.6 million shares of our common stock in an underwritten public offering, raising approximately $55 million. Capital expenditures totaled $1.5 million for the fourth quarter of 2011.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 67 days for the fourth quarter of 2011 compared to 58 days for the fourth quarter of 2010 and 59 days for the third quarter of 2011. The increase in DSO is primarily due to higher balances with several customers that were billed in advance for annual fees rather than on a monthly subscription basis.

HealthStream Learning Update
HealthStream provides a range of software-as-a-service (SaaS) delivered solutions for training & developing healthcare professionals; competency management; performance appraisal and management; authoring/self-publishing courseware; managing simulation-based education programs; and offering learning activities sponsored by pharmaceutical and medical device companies. By using our solutions, healthcare providers can improve their clinical and business outcomes, create safer hospitals, and deliver excellence in patient care.

At December 31, 2011, approximately 2,572,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 2,250,000 fully implemented users at December 31, 2010.The total number of contracted subscribers at December 31, 2011 was approximately 2,749,000, up from approximately 2,450,000 at December 31, 2010. “Contracted subscribers” include both the 2,572,000 subscribers already implemented and the 177,000 subscribers in the process of implementation.

Customers representing approximately 101 percent of subscribers that were up for renewal in the fourth quarter of 2011 renewed, while our renewal rate based on the annual contract value was approximately 110 percent. Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the fourth quarter of 2011 compare to a subscriber renewal rate of 99 percent and an annual contract value renewal rate of 91 percent during the fourth quarter of 2010.

For the trailing four quarters ended December 31, 2011, customers representing approximately 99 percent of subscribers that were up for renewal did renew during the trailing four quarter period, while our renewal rate based on the annual contract value was approximately 106 percent. The trailing four quarter renewal measurements are calculated on the same basis as the quarter results.

In late January 2012, HealthStream and Laerdal Medical—through their collaborative arrangement: SimVentures—announced the launch of SimManager, a SaaS application for managing simulation-based training, and SimView™, a powerful new debriefing system for simulation–based training. SimManager simplifies administrative tasks; it is a comprehensive application for managing all aspects of a simulation-based training program. Scheduling training, assigning learning activities, coordinating instructor schedules, tracking progress, delivering reports, and managing the logistics of simulation rooms and equipment are all streamlined through the use of SimManager. SimView enables users of advanced patient simulators to easily capture simulation video, audio, data logs, and “patient” responses, creating a powerful tool to optimize learning and enhance assessment. Both were debuted in San Diego, California at the International Meeting for Simulation in Healthcare in January 2012.

HealthStream Research Solutions Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include Patient Insights™, Employee Insights™, Physician Insights™, and Community Insights™ surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

In the fourth quarter of 2011, HealthStream launched the Clinicians & Groups Consumer Assessment of Healthcare Providers Survey (CG-CAHPS). With the increasing number of newly formed patient centered medical homes (PCMHs), the need for measuring patient experiences of care received in physician and clinical group offices is growing. The National Committee for Quality Assurance requires the measurement of patient experiences in one of its six standards for being recognized as a PCMH. Similarly, CG-CAHPS are also a required component in the formation of an accountable care organization (ACO). Multiple versions of our CG-CAHPS are available to meet different needs.

HCAHPS Monitor, a mobile application (app) enabling Apple iPad and iPhone users to compare hospital HCAHPS scores, was launched by HealthStream in December 2011. Through HCAHPS Monitor, meaningful comparisons of hospitals’ performance—based on patients’ reported experiences—can be made relative to national and state averages, as well as any local market. The new app, available for free download from Apple’s App Store at http://itunes.apple.com/us/app/healthstream-hcahps-monitor/id466282654?mt=8, utilizes the most recent HCAHPS data made publicly available by the U.S. Centers for Medicare and Medicaid Services (CMS).

Follow-on Public Offering of HealthStream Common Stock
On November 23, 2011, we completed our public offering of 3,587,500 shares of our common stock. The net proceeds to the Company were approximately $55 million. William Blair & Company, LLC served as the sole book-running manager of the public offering, and Avondale Partners, LLC and Craig-Hallum Capital Group, LLC served as co-managers of the public offering.

Financial Outlook for 2012
The Company anticipates that consolidated revenues for the full year 2012 will grow by 21 percent to 25 percent when compared to the full year 2011. We anticipate revenue growth in the Learning segment to be in the 28 percent to 32 percent range and the Research segment’s revenue to increase by approximately six percent to nine percent.

We expect that operating income will increase between 20 percent and 26 percent for the full year of 2012 versus our 2011 results.

We believe that equivalent shares for purposes of calculating diluted earnings per share will be between 27.4 million and 27.6 million as a result of our follow-on offering in November 2011. We anticipate that our effective book income tax rate will be between 39 percent and 40 percent. Actual tax payments will be substantially less than our income tax provision as we continue to utilize our federal and state net operating loss carry-forwards of approximately $14.5 million and $12.6 million, respectively, to offset taxable income.

We expect that capital expenditures, including hardware, software, capitalized software development and additional office space will range between $8.0 and $9.0 million during the full year of 2012.

“2011 was an outstanding year both financially and operationally for HealthStream,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “Compared to the prior year, top-line revenues increased 25 percent, while net income grew 67 percent and operating income grew 61 percent. Important operational objectives were achieved in 2011, including the launch of SimCenter, the expansion of our learning eco-system to include approximately 30 additional content partners, and the continued growth of our suite of SaaS-based solutions for hospitals to develop their workforce. As we move forward in 2012, our financial positioning is strengthened with a strong cash balance—both from organic growth and our follow-on public offering of our common stock in November that raised approximately $55 million, bringing our cash and marketable securities balance to $89.5 million. I believe our results for 2011 provide a foundation for dynamic growth opportunities for 2012 and beyond.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of investor relations and corporate communications, will be held on Wednesday, February 22, 2012 at 9:00 a.m. (EDT). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #52224112) for U.S. and Canadian callers and 404-537-3406 (conference ID #52224112) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions are used by, collectively, over 2.7 million healthcare employees in the U.S. for training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has an additional office in Laurel, Maryland. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues	$21,891	$17,640	$82,066	$65,754
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	8,443	6,548	31,066	24,191
Product development	1,829	1,990	7,473	6,989
Sales and marketing	4,343	3,685	16,017	13,054
Other general and administrative	2,751	2,696	10,760	9,581
Depreciation and amortization	1,544	1,111	5,412	4,880

Total operating expenses	18,910	16,030	70,728	58,695
Operating income	2,981	1,610	11,338	7,059
Other income (expense)	2	(2)	10	(21)

Income before income taxes	2,983	1,608	11,348	7,038
Income tax provision	1,191	404	4,404	2,884

Net income	$1,792	$1,204	$6,944	$4,154

Net income per share:
Net income per share, basic	$0.08	$0.06	$0.31	$0.19

Net income per share, diluted	$0.07	$0.05	$0.29	$0.18

Weighted average shares outstanding:
Basic	23,776	21,790	22,445	21,767

Diluted	25,176	22,878	23,748	22,488

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2011	2010(1)
ASSETS
Current assets:
Cash and cash equivalents	$76,904	$17,868
Marketable securities – short term	6,552	5,703
Accounts and unbilled receivables, net (2)	17,330	12,383
Prepaid and other current assets	5,213	4,880
Deferred tax assets, current	5,080	3,437

Total current assets	111,079	44,271
Marketable securities – long term	5,996	—
Capitalized software development, net	7,940	4,333
Property and equipment, net	6,087	3,825
Goodwill and intangible assets, net	23,104	23,991
Deferred tax assets, non-current	—	5,347
Other assets	31	244

Total assets	$154,237	$82,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$9,689	$8,006
Deferred revenue	22,759	16,740

Total current liabilities	32,448	24,746
Deferred tax liabilities, non-current	323	—
Other long-term liabilities	551	474

Total liabilities	33,322	25,220
Shareholders’ equity:
Common stock	154,409	97,227
Comprehensive loss	(7)	(5)
Accumulated deficit	(33,487)	(40,431)

Total shareholders’ equity	120,915	56,791

Total liabilities and shareholders’ equity	$154,237	$82,011

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2010.

(2)	Includes unbilled receivables of $1,316 and $1,314 and other receivables of $0 and $14 at December 31, 2011 and 2010, respectively.

HealthStream, Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Year Ended
	December 31,	December 31,
	2011	2010
Operating activities:
Net income	$6,944	$4,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,412	4,880
Deferred income taxes	4,048	2,674
Share-based compensation	788	664
Excess tax benefits from equity awards	(21)	—
Provision for doubtful accounts	50	65
Changes in assets and liabilities:
Accounts and unbilled receivables	(4,997)	(1,232)
Prepaid and other assets	(251)	(1,442)
Accounts payable, accrued and other liabilities	1,764	1,847
Deferred revenue	6,018	4,507

Net cash provided by operating activities	19,755	16,117

Investing activities:
Changes in marketable securities	(6,928)	(5,710)
Purchases of property and equipment	(4,115)	(2,623)
Payments associated with capitalized software development	(6,065)	(2,044)

Net cash used in investing activities	(17,108)	(10,377)

Financing activities:
Proceeds from issuance of common stock	55,131	—
Proceeds from exercise of stock options	1,242	536
Excess tax benefits from equity awards	21	—
Repurchase of common stock	—	(379)
Payments on capital leases and note payable	(5)	(316)

Net cash provided by financing activities	56,389	(159)

Net increase in cash and cash equivalents	59,036	5,581
Cash and cash equivalents at beginning of period	17,868	12,287

Cash and cash equivalents at end of period	$76,904	$17,868

Reconciliation of Adjusted EBITDA
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$1,792	$1,204	$6,944	$4,154
Interest income	(15)	(7)	(51)	(19)
Interest expense	13	10	48	41
Income tax provision	1,191	404	4,404	2,884
Share-based compensation expense	191	165	788	664
Depreciation and amortization	1,544	1,111	5,412	4,880

Adjusted EBITDA	$4,716	$2,887	$17,545	$12,604

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2012 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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